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                                                                    Exhibit 4.13

                        ENVIRONMENTAL INDEMNITY AGREEMENT
                        ---------------------------------

         FOR VALUE RECEIVED, namely the loan of Four Million Five Hundred Thousand and 00/100ths Dollars ($4,500,000.00), or any portion thereof, by KEYBANK NATIONAL ASSOCIATION, a national banking association having a place of business at One Canal Plaza, Portland, Maine 04101-4035 ("Bank") to AEROVOX INCORPORATED, a Delaware corporation having a place of business at 740 Belleville Avenue, New Bedford, Massachusetts 02745 ("Borrower"), under the terms and conditions of a certain Commercial Note of even date ("Note") given by Borrower to Bank, which Note is secured by a First Leasehold Mortgage, Security Agreement and Fixture Filing of even date ("Leasehold Mortgage") on Borrower's leasehold estate evidenced by a Sublease dated January 4, 2000, between Borrower, as Sublessee, and New Bedford Redevelopment Authority, as Sublessor ("Lease"), which Lease describes certain premises located at the New Bedford Industrial Park, City of New Bedford, County of Bristol, and Commonwealth of Massachusetts ("Premises"), Borrower does hereby unconditionally and irrevocably agree to pay on demand to the Bank, and to reimburse, defend, hold harmless and indemnify the Bank for, any and all liabilities, executions, awards, judgments, claims, damages, demands, penalties, fines, actions, debts, suits, proceedings, expenditures, indemnities, losses, charges or other amounts that are or may become due from, claimed, asserted or entered against the Bank, including reasonable attorneys' fees, in connection with, or arising directly or indirectly out of, any hazardous, toxic, dangerous, radioactive, noxious or unhealthful materials, substances, gases, and/or wastes, including, without limitation, all of the following: (a) asbestos in any form; (b) urea formaldehyde foam insulation; (c) transformers or other equipment which contain dielectric fluid containing any level of polychlorinated biphenyls or (d) any other chemical, material, gas, substance, or waste which is prohibited, limited, or regulated by any federal, state, county, regional, local, or other governmental authority, or which, even if not so prohibited, limited or regulated, may or could pose a hazard to or be injurious to the environment, health or safety of the occupants of the Premises, or which, even though not posing a danger to the environment, health or safety, may or could constitute a pollutant that could be subject to regulatory action by any Governmental Authority (hereinafter "Hazardous Substances"); or (e) wetlands as
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defined pursuant to any applicable Environmental Laws (as defined herein)
situated in, over, upon, or under, or transported to, from, or near said Premises; Borrower does hereby mean and intend to assume the obligation to pay, and to indemnify and hold harmless the Bank for, without limitation, (1) all costs incurred or expended by the Bank in connection with the removal of all Hazardous Substances from said Premises, including, without limitation, all costs of investigation, monitoring, remedial response, removal, restoration, feasibility studies, remedial work, cleanup, engineering reports, and permit acquisitions incurred in connection therewith; (2) all costs incurred and sums expended by the Bank in determining the compliance of such removal with all applicable regulations and standards; (3) all liability of, or expense to, the Bank incurred as a result of the improper removal or disposal of Hazardous Substances from said Premises, by whomever performed, or arising out of exposure to Hazardous Substances of any individual while in or on said Premises, or otherwise in connection with the existence or removal of, or failure to remove any and all Hazardous Substances, on or from said Premises, together with (4) all of the Bank's costs of defending against any action, suit or proceedings brought or threatened by or on behalf of any Governmental Authority, individual or entity allegedly injured as a result of the presence of Hazardous Substances on said Premises, or emanating therefrom in any manner, whether such claim is decided or settled adversely to or in favor of the Bank, and (5) any reasonable attorneys' or consultants' fees incurred in connection with any of the foregoing matters.

         Borrower does hereby further unconditionally assume and agree to indemnify and make the Bank whole, as aforesaid, if the Bank should incur any liability whatsoever under 38 M.R.S.A. (S)1301 et seq. (Pamph. 1987-1988), or
                                               -- ---
any similar law in effect in any state or jurisdiction where any Collateral is located, or the Massachusetts Oil and Hazardous Materials Release Prevention and Response Act, M.G.L. c. 21E, or the Massachusetts Hazardous Waste Management Act, M.G.L. c. 21C, or the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. (S)9601 et seq. (1983) ("CERCLA"), or the
                                             -- ---
Superfund Amendments and Reauthorization Act of 1986 ("SARA") or the Clean Water Act, 33 U.S.C. (S)1251 et seq., or the Resource Conservation and Recovery Act
                       -- ---
("RCRA"), 42 U.S.C. 6901 et seq., or any regulation promulgated thereunder or
                         -- ---
any other local, state or federal regulation, law or ordinance relating in any way to any Hazardous

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Substances, now or hereafter adopted (hereinafter "Environmental Laws"), because of or arising out of the Bank's connection with the Premises. The foregoing indemnity shall not apply to any claims concerning the presence of Hazardous Substances on the Premises caused or created by Bank.

         The Bank shall not be required to pursue or exhaust its remedies against any other party liable for the payment of any amounts or for any performance for which Borrower herein agrees to indemnify the Bank, or for which Borrower herein assumes liability or which the Borrower does hereby guaranty, or against the property mortgaged or pledged as security for the payment of said Note, but upon the incurring of any obligation, damage, penalty, loss, charge, expense, execution, debt, suit, expenditure, cost or liability, the Bank may immediately demand and enforce payment or performance from the Borrower pursuant to this Environmental Indemnity Agreement. The obligations of the Borrower hereunder shall survive the repayment in full of the Note, and shall remain in full force and effect for all time. The obligations of the Borrower hereunder shall bind Borrower's respective heirs, administrators, executors, personal representatives, successors and assigns to the maximum extent permitted by law.

         Borrower hereby waives demand, notice and protest and waive all recourse to suretyship and guarantorship defenses generally, including, but not limited to, any extensions of time for payment or performance which may be granted to any other liable party, any modifications or amendments to any of the documents executed in connection with said Note, any act or omission to act by or on behalf of the Bank, its successors and assigns, any release of security, any release of a liable party or parties, and all other indulgences of any type which may be granted by the Bank, its successors and assigns, to any other party liable for the obligations assumed by Borrower herein, and does also agree to pay all costs of enforcement hereof, and all costs of collection of amounts due thereunder, including reasonable attorneys' fees incurred in connection therewith; hereby meaning to waive any and all matters whatsoever whereby Borrower would or might be released, in whole or in part, from the obligations hereof.

         All amounts due hereunder shall bear interest from the initial date of demand by the Bank, until paid, at a rate that shall be equal to the Default Rate, as that term is defined under said Note.

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         Borrower hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Environmental Indemnity Agreement may be brought in any state or federal court in the State of Maine, at the election of the Bank, its successors and assigns. By the execution and delivery hereof, Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any such court in any such action or proceeding, and hereby waive the benefit of jurisdiction derived from present or future domicile, and further waive personal service of any and all process upon the undersigned in connection herewith, and consent that any or all such service of process be made by registered or certified mail, return receipt requested, postage prepaid, directed to Borrower at the address given above (or such other address as Borrower may from time to time provide to the Bank in writing), and any service so made shall be deemed to have been completed three (3) days after the same shall have been so mailed. Final judgment against Borrower in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact.

         It is agreed that if this Environmental Indemnity Agreement be signed by more than one person or entity, then the instrument becomes the joint and several obligation of all the signers. This Environmental Indemnity Agreement is to take effect as a sealed instrument.

Dated:  February 29th, 2000.

WITNESS:                               BORROWER:
                                       AEROVOX INCORPORATED

STANLEY B. KAY                         By: F. RANDAL HUNT
                                           Name: F. Randal Hunt
                                           Title: Vice President - Finance

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